Exhibit 99.1

Southern First Reports First Quarter 2025 Results

Greenville, South Carolina, April 22, 2025 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three months ended March 31, 2025.

“We are pleased to report our first quarter results, which reflect our continued momentum and a great start to the year. We had exceptional loan and deposit growth and another quarter of solid margin expansion. We are well positioned for any additional Fed moves but are confident in our ability to increase profitability without them. Asset quality, which has always been a strength of our company, remains excellent. Our capital ratios are strong and provide the balance sheet strength and support we need for continued growth and increasing performance. We are prepared for the uncertainty and potential instability in our immediate operating environment and in the broader economy based on recent trade and tariff events,” stated Art Seaver, Chief Executive Officer. “We recently celebrated the 25th anniversary of our grand opening, and I am extremely proud of our great team and the company they’ve built. Our people are highly energized and ready to drive our future success through impacting lives in our markets. Our business opportunities have continued to increase, we have continued to hire experienced and successful bankers to expand our markets, and we remain focused on supporting our communities and enhancing value for our shareholders.”

2025 First Quarter Highlights

•	Net income of $5.3 million and diluted earnings per common share of $0.65, up 109% compared to Q1 2024
•	Net interest margin of 2.41%, compared to 2.25% for Q4 2024 and 1.94% for Q1 2024
•	Total loans of $3.7 billion, up 6% (annualized) over Q4 2024
•	Core deposits of $2.8 billion, up 23% (annualized) over Q4 2024
•	Nonperforming assets to total assets of 0.26% and past due loans to total loans of 0.27%
•	Book value per common share of $41.33 and a Tangible Common Equity (TCE) ratio of 7.88%
	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
	2025	2024	2024	2024	2024
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$5,266	5,627	4,382	2,999	2,522
Earnings per common share, diluted	0.65	0.70	0.54	0.37	0.31
Total revenue(1)	26,497	25,237	23,766	23,051	21,309
Net interest margin (tax-equivalent)(2)	2.41%	2.25%	2.08%	1.98%	1.94%
Return on average assets(3)	0.52%	0.54%	0.43%	0.29%	0.25%
Return on average equity(3)	6.38%	6.80%	5.40%	3.81%	3.22%
Efficiency ratio(4)	71.08%	73.48%	75.90%	80.87%	84.94%
Noninterest expense to average assets (3)	1.87%	1.78%	1.75%	1.81%	1.81%
Balance Sheet ($ in thousands):
Total loans(5)	$3,683,919	3,631,767	3,619,556	3,622,521	3,643,766
Total deposits	3,620,886	3,435,765	3,518,825	3,459,869	3,460,681
Core deposits(6)	2,820,194	2,661,736	2,705,429	2,788,223	2,807,473
Total assets	4,284,311	4,087,593	4,174,631	4,109,849	4,105,704
Book value per common share	41.33	40.47	40.04	39.09	38.65
Loans to deposits	101.74%	105.70%	102.86%	104.70%	105.29%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.69%	12.70%	12.61%	12.77%	12.59%
Tier 1 risk-based capital ratio	11.15%	11.16%	10.99%	10.80%	10.63%
Leverage ratio	8.79%	8.55%	8.50%	8.27%	8.44%
Common equity tier 1 ratio(8)	10.75%	10.75%	10.58%	10.39%	10.22%
Tangible common equity(9)	7.88%	8.08%	7.82%	7.76%	7.68%
Asset Quality Ratios:
Nonperforming assets/total assets	0.26%	0.27%	0.28%	0.27%	0.09%
Classified assets/tier one capital plus allowance for credit losses	4.24%	4.25%	4.35%	4.22%	3.99%
Accruing loans 30 days or more past due/loans(5)	0.27%	0.18%	0.09%	0.06%	0.32%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.00%	0.04%	0.05%	0.07%	0.03%
Allowance for credit losses/loans(5)	1.10%	1.10%	1.11%	1.11%	1.11%
Allowance for credit losses/nonaccrual loans	378.09%	366.94%	346.78%	357.95%	1,109.13%

[Footnotes to table located on page 6]

Exhibit 99.1

income statements – Unaudited

	Quarter Ended					Mar 31 2025 -
	Mar 31	Dec 31	Sept 30	Jun 30	Mar 31	Mar 31 2024
(in thousands, except per share data)	2025	2024	2024	2024	2024	% Change
Interest income
Loans	$47,085	47,163	47,550	46,545	45,605	3.25%
Investment securities	1,403	1,504	1,412	1,418	1,478	(5.07%)
Federal funds sold	1,159	2,465	2,209	2,583	1,280	(9.45%)
Total interest income	49,647	51,132	51,171	50,546	48,363	2.65%
Interest expense
Deposits	23,569	25,901	27,725	28,216	26,932	(12.49%)
Borrowings	2,695	2,773	2,855	2,802	2,786	(3.27%)
Total interest expense	26,264	28,674	30,580	31,018	29,718	(11.62%)
Net interest income	23,383	22,458	20,591	19,528	18,645	25.41%
Provision (reversal) for credit losses	750	(200)	-	500	(175)	(528.57%)
Net interest income after provision for credit losses	22,633	22,658	20,591	19,028	18,820	20.26%
Noninterest income
Mortgage banking income	1,424	1,024	1,449	1,923	1,164	22.34%
Service fees on deposit accounts	539	499	455	423	387	39.28%
ATM and debit card income	552	607	599	587	544	1.47%
Income from bank owned life insurance	402	407	401	384	377	6.63%
Other income	197	242	271	206	192	2.60%
Total noninterest income	3,114	2,779	3,175	3,523	2,664	16.89%
Noninterest expense
Compensation and benefits	11,304	10,610	10,789	11,290	10,857	4.12%
Occupancy	2,548	2,587	2,595	2,552	2,557	(0.35%)
Outside service and data processing costs	2,037	2,003	1,930	1,962	1,846	10.35%
Insurance	1,010	1,077	1,025	965	955	5.76%
Professional fees	509	656	548	582	618	(17.64%)
Marketing	374	335	319	389	369	1.36%
Other	1,054	1,276	833	903	898	17.26%
Total noninterest expenses	18,836	18,544	18,039	18,643	18,100	4.07%
Income before provision for income taxes	6,911	6,893	5,727	3,908	3,384	104.23%
Income tax expense	1,645	1,266	1,345	909	862	90.84%
Net income available to common shareholders	$5,266	5,627	4,382	2,999	2,522	108.80%

Earnings per common share – Basic	$0.65	0.70	0.54	0.37	0.31
Earnings per common share – Diluted	0.65	0.70	0.54	0.37	0.31
Basic weighted average common shares	8,078	8,023	8,064	8,126	8,110
Diluted weighted average common shares	8,111	8,097	8,089	8,141	8,142

[Footnotes to table located on page 6]

Net income for the first quarter of 2025 was $5.3 million, or $0.65 per diluted share, a $361 thousand decrease from the fourth quarter of 2024 and a $2.7 million increase from the first quarter of 2024. Net interest income increased $925 thousand during the first quarter of 2025, compared to the fourth quarter of 2024, and increased $4.7 million, compared to the first quarter of 2024. The increase in net interest income from the prior quarter and prior year was primarily driven by a decrease in interest expense on deposits. In addition, an increase in loan interest income also drove the increase in net interest income from the first quarter of the prior year.

The provision for credit losses was $750 thousand for the first quarter of 2025 compared to a reversal of $200 thousand for the fourth quarter of 2024 and a reversal of $175 thousand for the first quarter of 2024. The provision during the first quarter of 2025 includes a $750 thousand provision for credit losses and no provision for the reserve for unfunded commitments. The provision for credit losses in the first quarter of 2025 was primarily driven by a $52.2 million increase in our loan portfolio.

Noninterest income was $3.1 million for the first quarter of 2025, compared to $2.8 million for the fourth quarter of 2024, and $2.7 million for the first quarter of 2024. Mortgage banking income continues to be the largest component of our noninterest income at $1.4 million in fee revenue for the first quarter of 2025, $1.0 million for the fourth quarter of 2024, and $1.2 million for the first quarter of 2024. Mortgage origination volume increased in the first quarter of 2025, driving the increase in revenue from the prior quarter and prior year.

Noninterest expense for the first quarter of 2025 was $18.8 million, a $292 thousand increase from the fourth quarter of 2024, and a $736 thousand increase from the first quarter of 2024. The increase in noninterest expense from the previous quarter was driven by an increase in compensation and benefits, offset in part by decreases in professional fees and other noninterest expense. The increase in noninterest expense from the previous year related primarily to increases in compensation and benefits, outside service and data processing costs, and other noninterest expenses.

Our effective tax rate was 23.8% for the first quarter of 2025, 18.4% for the fourth quarter of 2024, and 25.5% for the first quarter of 2024. The changes in the effective tax rate are driven by the effect of equity compensation transactions and return to provision differences on our actual tax rate during the quarter compared to what was estimated during the year.

Net interest income and margin - Unaudited

				For the Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$ 107,821	$ 1,159	4.36%	$ 203,065	$ 2,465	4.83%	$ 89,969	$ 1,280	5.71%
Investment securities, taxable	143,609	1,361	3.84%	145,932	1,462	3.99%	137,271	1,436	4.20%
Investment securities, nontaxable(2)	7,914	55	2.80%	7,988	55	2.72%	8,097	55	2.70%
Loans(10)	3,673,912	47,085	5.20%	3,620,765	47,163	5.18%	3,622,972	45,605	5.05%
Total interest-earning assets	3,933,256	49,660	5.12%	3,977,750	51,145	5.12%	3,858,309	48,376	5.03%
Noninterest-earning assets	157,053			158,779			159,813
Total assets	$4,090,309			$4,136,529			$4,018,122
Interest-bearing liabilities
NOW accounts	$ 306,707	597	0.79%	$ 300,902	693	0.92%	$ 295,774	660	0.90%
Savings & money market	1,520,632	12,750	3.40%	1,492,534	13,525	3.61%	1,620,521	16,299	4.03%
Time deposits	930,282	10,222	4.46%	992,335	11,683	4.68%	801,734	9,973	4.99%
Total interest-bearing deposits	2,757,621	23,569	3.47%	2,785,771	25,901	3.70%	2,718,029	26,932	3.97%
FHLB advances and other borrowings	240,000	2,244	3.79%	240,000	2,295	3.80%	241,319	2,229	3.71%
Subordinated debentures	24,903	451	7.34%	24,903	478	7.64%	36,333	557	6.15%
Total interest-bearing liabilities	3,022,524	26,264	3.52%	3,050,674	28,674	3.74%	2,995,681	29,718	3.98%
Noninterest-bearing liabilities	732,761			756,636			707,890
Shareholders’ equity	335,024			329,219			314,551
Total liabilities and shareholders’ equity	$4,090,309			$4,136,529			$4,018,122
Net interest spread			1.60%			1.38%			1.05%
Net interest income (tax equivalent) / margin		$23,396	2.41%		$22,471	2.25%		$18,658	1.94%
Less: tax-equivalent adjustment(2)		13			13			13
Net interest income		$23,383			$22,458			$18,645

[Footnotes to table located on page 6]

Net interest income was $23.4 million for the first quarter of 2025, a $925 thousand increase from the fourth quarter of 2024, driven by a $2.4 million decrease in interest expense, partially offset by a $1.5 million decrease in interest income. The decrease in interest expense was driven by a 23 basis point reduction in rate on our interest-bearing deposits over the previous quarter. In comparison to the first quarter of 2024, net interest income increased $4.7 million, resulting primarily from a 50 basis point decrease in the cost of our interest-bearing deposits. Our net interest margin, on a tax-equivalent basis, was 2.41% for the first quarter of 2025, a 16 basis point increase from 2.25% for the fourth quarter of 2024 and a 47 basis point increase from 1.94% for the first quarter of 2024.

Balance sheets - Unaudited

	Ending Balance					Mar 31 2025 –
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31	Mar 31 2024
(in thousands, except per share data)	2025	2024	2024	2024	2024	% Change
Assets
Cash and cash equivalents:
Cash and due from banks	$24,904	22,553	25,289	21,567	13,925	78.84%
Federal funds sold	263,612	128,452	226,110	164,432	144,595	82.31%
Interest-bearing deposits with banks	16,541	11,858	9,176	8,828	8,789	88.20%
Total cash and cash equivalents	305,057	162,863	260,575	194,827	167,309	82.33%
Investment securities:
Investment securities available for sale	131,290	132,127	134,597	121,353	125,996	4.20%
Other investments	19,927	19,490	19,640	18,653	18,499	7.72%
Total investment securities	151,217	151,617	154,237	140,006	144,495	4.65%
Mortgage loans held for sale	11,524	4,565	8,602	14,759	11,842	(2.69%)
Loans (5)	3,683,919	3,631,767	3,619,556	3,622,521	3,643,766	1.10%
Less allowance for credit losses	(40,687)	(39,914)	(40,166)	(40,157)	(40,441)	0.61%
Loans, net	3,643,232	3,591,853	3,579,390	3,582,364	3,603,325	1.11%
Bank owned life insurance	54,473	54,070	53,663	53,263	52,878	3.02%
Property and equipment, net	87,369	88,794	90,158	91,533	93,007	(6.06%)
Deferred income taxes	13,080	13,467	11,595	12,339	12,321	6.16%
Other assets	18,359	20,364	16,411	20,758	20,527	(10.56%)
Total assets	$4,284,311	4,087,593	4,174,631	4,109,849	4,105,704	4.35%
Liabilities
Deposits	$3,620,886	3,435,765	3,518,825	3,459,869	3,460,681	4.63%
FHLB Advances	240,000	240,000	240,000	240,000	240,000	0.00%
Subordinated debentures	24,903	24,903	24,903	36,376	36,349	(31.49%)
Other liabilities	60,924	56,481	64,365	54,856	53,418	14.05%
Total liabilities	3,946,713	3,757,149	3,848,093	3,791,101	3,790,448	4.12%
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	82	82	82	82	82
Nonvested restricted stock	(3,372)	(3,884)	(4,219)	(4,710)	(5,257)	(35.86%)
Additional paid-in capital	124,561	124,641	124,288	124,174	124,159	0.32%
Accumulated other comprehensive loss	(10,016)	(11,472)	(9,063)	(11,866)	(11,797)	(15.10%)
Retained earnings	226,343	221,077	215,450	211,068	208,069	8.78%
Total shareholders’ equity	337,598	330,444	326,538	318,748	315,256	7.09%
Total liabilities and shareholders’ equity	$4,284,311	4,087,593	4,174,631	4,109,849	4,105,704	4.35%
Common Stock
Book value per common share	$41.33	40.47	40.04	39.09	38.65	6.99%
Stock price:
High	38.50	44.86	36.45	30.36	38.71	(0.54%)
Low	31.88	33.26	27.70	25.70	29.80	6.98%
Period end	32.92	39.75	34.08	29.24	31.76	3.65%
Common shares outstanding	8,169	8,165	8,156	8,155	8,156	0.16%

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2025	2024	2024	2024	2024
Nonperforming Assets
Commercial
Non-owner occupied RE	$6,950	7,641	7,904	7,949	1,410
Commercial business	1,087	1,016	838	829	488
Consumer
Real estate	2,414	1,908	2,448	1,875	1,380
Home equity	310	312	393	565	367
Other	-	-	-	-	1
Total nonaccrual loans	10,761	10,877	11,583	11,218	3,646
Other real estate owned	275	-	-	-	-
Total nonperforming assets	$11,036	10,877	11,583	11,218	3,646
Nonperforming assets as a percentage of:
Total assets	0.26%	0.27%	0.28%	0.27%	0.09%
Total loans	0.30%	0.30%	0.32%	0.31%	0.10%
Classified assets/tier 1 capital plus allowance for credit losses	4.24%	4.25%	4.35%	4.22%	3.99%
	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2025	2024	2024	2024	2024
Allowance for Credit Losses
Balance, beginning of period	$39,914	40,166	40,157	40,441	40,682
Loans charged-off	(78)	(143)	(118)	(1,049)	(424)
Recoveries of loans previously charged-off	101	141	127	15	183
Net loans (charged-off) recovered	23	(2)	9	(1,034)	(241)
Provision for (reversal of) credit losses	750	(250)	-	750	-
Balance, end of period	$40,687	39,914	40,166	40,157	40,441
Allowance for credit losses to gross loans	1.10%	1.10%	1.11%	1.11%	1.11%
Allowance for credit losses to nonaccrual loans	378.09%	366.94%	346.78%	357.95%	1,109.13%
Net charge-offs (recoveries) to average loans QTD (annualized)	0.00%	0.00%	0.00%	0.11%	0.03%

Total nonperforming assets were $11.0 million at March 31, 2025, representing 0.26% of total assets compared to 0.27% for the fourth quarter of 2024 and 0.09% for the first quarter of 2024. In addition, our classified asset ratio remained stable at 4.24% for the first quarter of 2025 from 4.25% in the fourth quarter of 2024 and increased from 3.99% in the first quarter of 2024.

At March 31, 2025, the allowance for credit losses was $40.7 million, or 1.10% of total loans, compared to $39.9 million, or 1.10% of total loans at December 31, 2024, and $40.4 million, or 1.11% of total loans, at March 31, 2024. We had net recoveries of $23 thousand, or 0.00% annualized, for the first quarter of 2025, compared to net charge-offs of $2 thousand for the fourth quarter of 2024 and net charge-offs of $241 thousand for the first quarter of 2024. There was a provision for credit losses of $750 thousand for the first quarter of 2025, compared to a reversal of provision for credit losses of $250 thousand for the fourth quarter of 2024 and no provision for credit losses for the first quarter of 2024. The provision during the first quarter was primarily driven by growth in our loan portfolio during the quarter.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2025	2024	2024	2024	2024
Commercial
Owner occupied RE	$673,865	651,597	642,608	642,008	631,047
Non-owner occupied RE	926,246	924,367	917,642	917,034	944,530
Construction	90,021	103,204	144,665	144,968	157,464
Business	561,337	556,117	521,535	527,017	520,073
Total commercial loans	2,251,469	2,235,285	2,226,450	2,231,027	2,253,114
Consumer
Real estate	1,147,357	1,128,629	1,132,371	1,126,155	1,101,573
Home equity	223,061	204,897	195,383	189,294	184,691
Construction	23,540	20,874	21,582	32,936	53,216
Other	38,492	42,082	43,770	43,109	51,172
Total consumer loans	1,432,450	1,396,482	1,393,106	1,391,494	1,390,652
Total gross loans, net of deferred fees	3,683,919	3,631,767	3,619,556	3,622,521	3,643,766
Less—allowance for credit losses	(40,687)	(39,914)	(40,166)	(40,157)	(40,441)
Total loans, net	$3,643,232	3,591,853	3,579,390	3,582,364	3,603,325

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2025	2024	2024	2024	2024
Non-interest bearing	$671,609	683,081	689,749	683,291	671,708
Interest bearing:
NOW accounts	371,052	314,588	339,412	293,875	293,064
Money market accounts	1,563,181	1,438,530	1,423,403	1,562,786	1,603,796
Savings	32,945	31,976	29,283	28,739	32,248
Time, less than $250,000	181,407	193,562	223,582	219,532	206,657
Time and out-of-market deposits, $250,000 and over	800,692	774,028	813,396	671,646	653,208
Total deposits	$3,620,886	3,435,765	3,518,825	3,459,869	3,460,681

Footnotes to tables:

 (1) Total revenue is the sum of net interest income and noninterest income.

 (2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

 (3) Annualized for the respective three-month period.

 (4) Noninterest expense divided by the sum of net interest income and noninterest income.

 (5) Excludes mortgage loans held for sale.

 (6) Excludes out of market deposits and time deposits greater than $250,000 totaling $800,692,000.

 (7) March 31, 2025 ratios are preliminary.

 (8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

 (9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

(10) Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.3 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “preliminary”, “intend,” “plan,” “target,” “continue,” “lasting,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress and the office of the President on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; (8) trade wars or a potential recession which may cause adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which have increased and may continue to increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com